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Exhibit 21.1

List of Subsidiaries

Omnicell Corporation (India) Private Limited

Omnicell HealthCare Canada, Inc.

Omnicell Spain SL

Rioux Vision, Inc.

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  Exhibit 21.1
List of Subsidiaries